CONFIRMING STATEMENT

This Statement confirms that the undersigned, Martin P. Sutter, authorized and designated Deborah K. Chapman to execute and file on the undersigned's behalf the Form 4 dated May 8, 2009, filed with the Securities and Exchange Commission as a result of the undersigned's receipt of restricted stock units on May 7, 2009. The undersigned acknowledges that such persons are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Dated:  December 29, 2009

/s/ Martin P. Sutter
Martin P. Sutter